Exhibit 10(m)

HUMANA INC.

2003 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

I.	OBJECTIVES.

The objective of the Humana Inc. 2003 Executive Management Incentive Compensation Plan (the “Plan”) is to attract, retain and reward selected executive officers for their efforts in optimizing the profitability and growth of Humana Inc. (the “Company”), consistent with sound business practices and the Company’s long and short range business plans.

II.	ELIGIBILITY AND AWARDS.

A. Employees participating in this Plan will consist of the President and Chief Executive Officer (“CEO”) plus any other executive officers designated (a “Participant”) by the Organization & Compensation Committee of the Board of Directors of the Company (the “Committee”). Each Participant shall be notified of his/her selection.

B. Incentive compensation will be computed by measuring the Company’s achievement of predetermined goals relating to (i) consolidated net income or earnings per share (“EPS”), and/or (ii) cash flows from operating activities, return on invested capital, return on assets, or return on equity, and/or (iii) other growth or profit objectives. All such goals (“Performance Targets”) shall be established by the Committee after giving effect to any adjustments applicable pursuant to the Plan in accordance with Internal Revenue Service regulations promulgated under Section 162(m) of the Internal Revenue Code as amended (the “Code”).

C. Incentive compensation for a fiscal year or other relevant period determined by the Committee (“Performance Period”) shall be based on the Participant’s base salary paid or accrued during such fiscal year exclusive of any bonus or fringe benefits paid or accrued during such fiscal year (“Salary”). The Committee shall determine, subject to the limits in the Plan, the potential percentage of Salary which any Participant shall be eligible to receive as incentive compensation, which need not be the same for each Participant. The maximum incentive compensation paid for any fiscal year to any Participant shall not exceed two hundred percent (200%) of Salary. The precise percentage earned shall be based upon a schedule of achievement of Performance Targets. Notwith-standing anything herein to the contrary, the maximum incentive compensation paid for any fiscal year to the CEO may not exceed Three Million Dollars ($3,000,000), or One Million Five Hundred Thousand Dollars ($1,500,000) for any other Participant.

D. The Company’s achievement of any relevant Performance Targets will be determined in accordance with generally accepted accounting principles. Any incentive compensation generated pursuant to incentive plans of the Company, including this Plan, shall be accrued and deducted as an expense in the appropriate fiscal year in determining the achievement of any Performance Targets.

E. Each participant may receive an award (“Award”) if the Performance Target(s) established by the Committee are attained in the applicable Performance Period. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m) of the Code. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may pay an Award of less than the amount determined by the formula or standard established by the Committee or may pay no Award at all.

F. The specific Performance Target(s) must be established by the Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The Performance Target(s) with respect to any Performance Period may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or on a relative basis with respect to any peer companies or index selected by the Committee. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount of Award payable to the Participant if the Performance Target(s) are attained. The objective formula or standard shall preclude the use of discretion to increase the amount of any Award earned pursuant to the terms of the Award.

G. If services as a Participant commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant an Award that is proportionately adjusted based on the period of actual service, and the amount of any Award paid to such Participant shall not exceed that proportionate amount of the applicable maximum individual Award allowable under the Plan.

H. To preserve the intended incentives and benefits of an Award based on a Performance Target, the Committee may determine at the time Performance Targets are established that certain adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period: (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of impairment of tangible or intangible assets; including goodwill; (vi) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; or (vii) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. Each of the adjustments described in this Section may relate to the Company as a whole or any part of the Company’s business operations. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in such stock.

I. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Award shall be calculated and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of the Plan. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under the Plan or pay Awards under this Plan if applicable Performance Target(s) have not been satisfied.

J. Incentive compensation shall be paid to Participants on or before March 15th of the year following the fiscal year with respect to which it was earned or such earlier date as may be required in order that such amount be deductible under the Code for the fiscal year with respect to which it was earned.

III.	ADMINISTRATION OF THIS PLAN.

The Committee has sole authority (except as specified otherwise herein) to determine all questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted under the Plan and in general, to make all determinations advisable for the administration of the Plan to achieve its purpose. The Committee determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and any agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated. Such determinations shall be final and not subject to further appeal.

IV.	INELIGIBILITY DURING FISCAL YEAR.

A Participant in this Plan who becomes ineligible during the fiscal year due to transfer or change of position shall cease to be eligible for further participation in this Plan on the date of transfer or change to the ineligible position. Subject to the discretion of the Committee as set forth in this Plan, if the Participant, prior to the date of transfer or change, has been a Participant in the Plan for a minimum of two (2) full calendar months of a fiscal year, the Participant will be eligible to receive partial incentive compensation based upon the Participant’s Salary for such period of time and the level of achievement in relation to Performance Targets for the entire Performance Period.

V.	TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.

Subject to the discretion of the Committee, a Participant who has been employed (i) during the entire fiscal year for which incentive compensation is to be paid, but whose employment is terminated, voluntarily or involuntarily (other than for cause), or who is granted a leave of absence after the end of such fiscal year and prior to the payment date therefor shall receive his/her full incentive compensation with respect to such fiscal year as determined in accordance with the provisions of this Plan, or (ii) any two (2) full calendar months of any fiscal year, but whose employment is terminated, voluntarily or involuntarily (other than for cause), or who is granted a leave of absence after the end of such two (2) full calendar months of any fiscal year but prior to the end of such fiscal year will be eligible to receive partial incentive compensation with respect to such fiscal year based upon the Participant’s Salary for the period of time he/she was a Participant at the level of achievement in relation to Performance Targets for the entire Performance Period. A Participant whose employment is terminated for cause or whose employment is terminated for any other reason prior to serving at least two (2) full calendar months of a fiscal year shall not be eligible to receive any incentive compensation under this Plan, other than any amounts which have been paid to him/her prior to the date he/she is terminated.

VI.	DEFERRED COMPENSATION.

A Participant in this Plan may, if approved by the Committee, irrevocably elect to defer receipt of any amount earned pursuant to this Plan, provided such election is made in writing. The terms of any deferred compensation arrangement must be approved in writing by the Chairman of the Committee or his/her delegate and the Participant. Any amount deferred pursuant to this Plan may bear interest at a rate determined by the Committee, which shall not exceed the relevant applicable federal rate under the Code.

VII.	AMENDMENT OF PLAN.

Subject to any restrictions imposed under Section 162(m) of the Code, the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided that no such amendment that would require the consent of the Board and/or stockholders of the Company pursuant to Section 162(m) of the Code or the Securities Exchange Act of 1934 as amended, any New York Stock Exchange (or other relevant stock exchange) rule or regulation, or any other applicable law, rule or regulation, shall be effective without such consent.

VIII.	GENERAL PROVISIONS.

A. No person has any claim or right to be included in this Plan or to be granted incentive compensation under this Plan until such individual has been declared a Participant and received official notice thereof in accordance with the procedures as set forth in this Plan. In addition, all of the requirements and applicable rules and regulations of this Plan must have been met including, but not limited to the availability of funds for incentive compensation awards and the determination by the Committee of the extent to which Performance Targets have been met.

B. The designation of an individual as a Participant under this Plan does not in any way alter the nature of the Participant’s employment relationship. Participation in this Plan shall not constitute a contract of employment between the Company or any subsidiary and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

C. No benefit provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or federal statute; (ii) as requested by the Participant (or by any person entitled to such benefit pursuant to the terms of the Plan), and approved by the Committee, to satisfy income tax withholding; and (iii) as requested by the Participant and approved by the Committee to members of the Participant’s family, or a trust established by the Participant for the benefit of family members.

D. The Company or a subsidiary may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Company or subsidiary.

E. Each member of the Committee (and each person to whom the Committee or any member thereof has delegated any of its authority or power under this Plan) shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries and upon any other information furnished the Committee in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken including the furnishing or information, or failure to act, if in good faith.

F. In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the common stock of the Company will receive securities of another corporation (in any such case, the “New Company”), then the New Company shall assume the rights and obligations of the Company under this Plan.

G. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Delaware, without regard to the principles of conflict of laws.

H. The expenses of administering the Plan shall be borne by the Company and its subsidiaries.

I. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

IX.	STOCKHOLDER APPROVAL.

Notwithstanding anything herein to the contrary, this Plan is subject to and conditioned upon the approval of the Company’s stockholders at the May 15, 2003 annual meeting of stockholders.

X.	INTERNAL REVENUE CODE SECTION 162(m).

Transactions under this Plan are intended to comply with all applicable conditions of Section 162(m) of the Internal Revenue Code, as amended, or its successor. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.